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FOR IMMEDIATE RELEASE

ORBCOMM REVISES BUSINESS APPROACH
STAFF REDUCTION IMPLEMENTED, ADDITIONAL INTERIM FINANCING PROVIDED

Dulles, VA, August 4, 2000 - ORBCOMM Global, L.P. (ORBCOMM) today announced that, after several months of review and assessment, it has adopted a revised sales and marketing strategy for its low-Earth orbit satellite data communication system in light of lower than expected subscriber ramp-up and revenues. Under this new strategy, the company will focus on its top-tier customers in a number of key industries and distribute its services through value-added resellers and other partners, rather than through both direct and indirect sales channels. In connection with the implementation of this new strategy, ORBCOMM has reduced its US-based staff by approximately 100 employees.

In addition, ORBCOMM announced that its current partners have agreed on limited interim debt financing that is expected to provide the company with $17 million in additional cash from an affiliate of Teleglobe, which financing will support near-term operations. Teleglobe will immediately provide a portion of the financing in the form of a secured loan and will provide the remainder in a form determined by Teleglobe. Due to the limited amount of funds available to ORBCOMM, it is highly unlikely that the company will make the interest payment scheduled to be paid on August 15, 2000 on its outstanding senior notes.

ORBCOMM is continuing to seek additional third party equity investors to join ORBCOMM's existing partners. In addition, ORBCOMM is exploring a variety of financing alternatives, including selling various assets and restructuring or reorganizing its outstanding debt and/or its business.


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"ORBCOMM believes that the actions announced today will allow it to better focus its resources on providing productivity-enhancing data communication services to its major customers worldwide," said Scott L. Webster, Chairman and Chief Executive Officer of ORBCOMM. "Over the past several years, we have developed equipment and software applications for certain key markets and will make these technologies available to our distribution partners. ORBCOMM believes that the




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reduction in force, while unfortunate, will not divert ORBCOMM from maintaining and operating the ORBCOMM satellite constellation."


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This release contains forward-looking statements, including statements regarding
ORBCOMM's expected commercial operations. These forward-looking statements are based on a number of assumptions and ORBCOMM's actual results and operations may be materially different from those expressed or implied by such statements. For a description of factors that may cause ORBCOMM's results to differ materially from those expressed or implied by such forward-looking statements, please consult the Securities and Exchange Act filings of ORBCOMM Global, L.P.

FOR MORE EDITORIAL INFORMATION, PLEASE CONTACT:
ORBCOMM
Michelle Ferris
(703) 433-6991
ferris.michelle@orbcomm.com





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